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Exhibit 10.43

EXHIBIT D

ASK JEEVES, INC.
PROMISSORY NOTE

$200,000.00	March 15, 2001

    FOR VALUE RECEIVED, Steven Sordello ("Maker") promises to pay to the order of Ask Jeeves, Inc., a Delaware corporation (the "Company"), at its corporate offices at 5858 Horton Street, Suite 350, Emeryville, California 94608, the principal sum of Two Hundred Thousand Dollars ($200,000.00) upon the terms and conditions specified below.

1.
Due Dates. The principal balance of this Note shall become due and payable in one lump sum on December 31, 2001, subject to forgiveness in accordance with the provisions of paragraph 3 below and acceleration in accordance with the provisions of paragraph 4 below. The accrued and unpaid interest shall become due and payable as stated in paragraph 1 above.

2.
Payment. Payment shall be made in lawful tender of the United States of America and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

3.
Forgiveness. The principal balance and accrued interest of this Note shall be forgiven, and Maker shall not be required to repay the principal balance or the accrued interest, upon occurrence of one of the following events:

    A.  Maker stays in the employ of Company for more than one year from the date of this Note;

    B.  The Company experiences a Change of Control, and either Maker's employment is terminated by Company or Maker is not promoted to the position of Chief Financial Officer. For purposes of this Section 3 only, "Change in Control" means: (a) a sale of all or substantially all of the assets of the Company other to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or (b) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed.

    C.  Maker's employment with the Company is constructively terminated by the Company for other than cause or there is a material change in his duties or responsibilities.

4.
Events of Acceleration. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, shall become immediately due and payable prior to the due date of this Note specified in paragraph 2 above upon the occurrence of one or more of the following events:

    A.  the expiration of the ninety (90)-day period immediately following the date on which the Maker's employment with the Company terminates based on termination for cause, or Maker's electing to leave the Company's employment; or

    B.  the insolvency of the Maker, the commission of any act of bankruptcy by the Maker, the execution by the Maker of a general assignment for the benefit of creditors, the filing by or against the Maker of any petition in bankruptcy or any petition for relief under the provisions of the Federal bankruptcy act or any other state or Federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Maker or the attachment of or execution against any property or assets of the Maker.

5.
Employment. The Maker shall be deemed to continue in employment with the Company for so long as he renders services as an employee of the Company or one or more of the Company's fifty percent (50%) or more owned (directly or indirectly) subsidiaries. This Note shall not constitute a contract of employment, and Maker's employment status shall remain as an at-will employee.

6.
Collection. If any action is instituted to collect this Note, the Maker promises to pay all costs and expenses (including reasonable attorneys' fees) incurred in connection with such action.

7.
Waiver. A wavier of any term of this Note, the Stock Pledge Agreement or of any of the obligations secured thereby must be made in writing and signed by a duly-authorized officer of the Corporation (other than Maker) and any such waiver shall be limited to its express terms. No delay or previous waiver by the Corporation in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of a condition under this Note or the obligations secured thereby.

    The Maker hereby expressly waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

8.
Conflicting Agreements. In the event of any inconsistency between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.

9.
Governing Law. This Note shall be construed in accordance with the laws of the state of California without resort to that State's conflict-of-laws rules.

Date	Signature	Steven Sordello (Maker)

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Exhibit 10.43
EXHIBIT D
ASK JEEVES, INC. PROMISSORY NOTE